Exhibit 99.1

Investor & Media Relations
Scott Deitz
419.248.8935

Owens Corning Reports First-Quarter 2009 Results

Strong Roofing Performance Drives Improved Outlook for Free Cash Flow in 2009

TOLEDO, Ohio – April 30, 2009 – Owens Corning (NYSE: OC) today reported that consolidated net sales decreased 21 percent to $1.1 billion during the first quarter of 2009, compared with $1.4 billion in the first quarter of 2008.

The quarter was highlighted by strong Roofing sales that grew 49 percent compared with the first quarter of 2008, continuing the momentum begun in the second quarter of 2008. Sales of insulation and other building materials were lower because of continued weakness in the U.S. housing market. Composites sales declined primarily as a result of the global economic slowdown.

Owens Corning’s first-quarter 2009 adjusted earnings were $5 million, or $0.04 per adjusted diluted share, compared with $15 million, or $0.11 per adjusted diluted share, in 2008. Owens Corning reported a first-quarter 2009 net loss of $28 million, or a loss of $0.23 per diluted share. See Tables 1 through 3 for a discussion and reconciliation of these items.

Consolidated First-Quarter 2009 Results

•

Earnings Before Interest and Taxes (EBIT) for the quarter ended March 31, 2009, were a loss of $18 million, compared with EBIT of $21 million during the same period in 2008. Adjusted EBIT from the first quarter of 2009 was $32 million, compared with $56 million in first quarter 2008. See Table 2.

•

Gross margin as a percentage of sales was 15 percent in the first quarter of 2009, compared with 14 percent in the same period of 2008. The increase was the result of significant improvement in gross margin in the Roofing business, which in turn represented a larger portion of gross margin in 2009.

•

Marketing and Administrative expenses were $18 million less in the first quarter of 2009 compared with the first quarter of 2008. This reduction was due to savings from various cost-reduction actions taken during 2008 and 2009, as well as reduced performance-based compensation expense, and reduced acquisition integration and transaction costs.

•	The Company’s continued focus on safety resulted in a 15-percent reduction in injuries in the first quarter of 2009 compared with 2008 performance.

“Strong momentum in the Roofing business has continued into the first half of this year,” said Mike Thaman, chairman and chief executive officer. “On this strength, we delivered a solid quarter that positions Owens Corning for strong cash flow in 2009.

“We are taking aggressive actions to reduce costs and to cut capital spending by a combined $300 million,” said Thaman. “These reductions and strong Roofing profits that utilize our net operating loss, give us confidence that $150 million in free cash flow this year is achievable.”

Outlook

The challenging business environment is expected to persist through 2009. Owens Corning continues to take aggressive actions to reset its cost structure, including significant capacity curtailments, lower capital spending and work force reductions. These actions are expected to contribute to cost reductions of about $160 million in 2009.

Capital expenditures will be about $225 million, which is a reduction of about $140 million compared with 2008, excluding precious metal purchases. Depreciation and Amortization is estimated to be $340 million for the year.

Owens Corning is focused on cash and believes that $150 million in free cash flow is achievable in 2009. This is based on factors including: market conditions; the outlook for Roofing profitability; and the achievement of cost, capital expenditure, and working capital reductions that are already in progress.

Free cash flow for the period is calculated by the change in debt less cash. This calculation includes adjustments to exclude the cash impact of issuing new stock, repurchasing treasury stock and paying stockholder dividends.

In the Composites segment, Owens Corning will continue to realize the benefits of additional synergies from the 2007 acquisition and various cost-reduction actions taken in 2008 and 2009. Based on glass-fiber reinforcements sales trends in the first quarter of 2009, the Company believes that demand will continue to improve during 2009, but remain below the levels seen in the first three quarters of 2008. Our outlook for the rate of improvement in market demand continues to be uncertain.

The Building Materials segment continues to be negatively affected by weak demand in the U.S. housing industry. In the Insulation business, the Company has taken significant cost and capacity actions, but the cost savings are not expected to offset the impact of weaker demand. Roofing performance is expected to more than offset weakness in Insulation and other businesses in the segment, driven by sustained margins in the Roofing business. Uncertainty in market conditions may impact Roofing margins, including competitive pricing pressure and the cost and availability of raw materials, particularly asphalt.

2

Cash taxes in 2009 are planned to be less than the $33 million paid in 2008. The Company estimates a long-term effective book tax rate of 25 percent based on the blend of its U.S. and non-U.S. operations. A tax rate of 25 percent will be applied to the Company’s quarterly and annual calculation of its adjusted earnings per share to provide better comparability from period to period.

Other Financial Items

•	In the first quarter of 2009, actions were taken that will result in significant cost savings during the year. Costs related to these actions were $30 million in the first quarter of 2009.

•

Volatility in global capital and credit markets had no material adverse impact on the Company’s liquidity. Current cash-on-hand coupled with future cash flows and other sources of liquidity are expected to provide sufficient liquidity to meet the Company’s cash requirements. Owens Corning has no significant debt maturities until the fourth quarter of 2011 and remains well within compliance of its financial covenants in the Company’s senior revolving credit facility and senior term-loan facility.

•

At the end of the first quarter of 2009, Owens Corning had net debt of $2.3 billion, comprised of $2.4 billion of short- and long-term debt and cash-on-hand of $90 million. Debt was higher compared with year-end due to seasonal working capital needs.

•

Prior to the first quarter of 2009, Owens Corning inventories in the U.S. were valued under the last-in, first-out (LIFO) cost method. As of Jan. 1, 2009, the method of accounting for these inventories was changed from the LIFO method to the first-in, first-out (FIFO) method to provide consistency across the Company. Results for all periods presented have been retrospectively adjusted for the change in the first quarter of 2009 from LIFO to FIFO.

•

Owens Corning’s federal tax net operating loss carryforward, primarily resulting from the distribution of cash and stock to settle its prior Chapter 11 case in 2006, was $2.7 billion at the end of the first quarter of 2009.

Second-quarter 2009 results are scheduled to be announced on Aug. 5, 2009.

Business Segment Highlights

Composites

NET SALES

This segment includes the Reinforcements business, which manufactures, fabricates and sells glass reinforcements in the form of fiber, and the Downstream business, which manufactures and sells glass-fiber products in the form of fabrics, mat, veil, and other specialized products.

Net sales in the Composites segment declined 48 percent to $345 million in first quarter of 2009, compared with $666 million during the same period in 2008. Approximately two-thirds of the decrease in net sales was a result of lower sales volumes. The remainder of the decrease was the result of the May 2008 divestiture, and the effect of translating sales denominated in foreign currencies into U.S. dollars. Sales volumes in the first quarter of 2009 compared with the first quarter of 2008 were down more significantly within the Reinforcements business than in the Downstream business.

3

Reinforcements sales volumes improved each month sequentially within the first quarter of 2009. The year-over-year volume decrease was the result of the rapid and significant global economic slowdown that began in the fourth quarter of 2008.

EBIT

EBIT significantly declined in the first quarter of 2009 to a loss of $18 million compared with EBIT of $64 million during the first quarter of 2008. Substantially all of the decrease in EBIT was the result of lower sales volumes within the Reinforcements business, including the impact of underutilization of the Company’s production capacity. Aggressive actions were taken during the first quarter of 2009 to reduce production to levels consistent with meeting the Company’s inventory reduction goal and to reduce costs by shutting down production lines and reducing head count. Other items impacting EBIT comparability during the quarter were the inclusion of EBIT from the May 2008 divestiture in the first-quarter 2008 results, and lower marketing and administrative costs in the first quarter of 2009 resulting from synergies achieved through the integration of the 2007 acquisition.

Building Materials

NET SALES

This segment includes the Insulation, Roofing and Other businesses. Net sales in the Building Materials segment increased 5 percent to $766 million in the first quarter of 2009 compared with $729 million during the same period in 2008.

The increase in net sales in the first quarter of 2009, compared with the same period in 2008, was due to significantly higher sales in the Roofing business, partially offset by lower sales in the remaining Building Materials businesses. In Roofing, higher selling prices recovered prior increases in raw material costs, particularly asphalt.

The sales declines in the remaining Building Materials businesses were primarily driven by lower sales volumes. The Insulation business was negatively impacted by lower demand volumes resulting from the continuing decline in U.S. new residential construction. Owens Corning management estimates that residential insulation demand lags the start of new residential construction by approximately three months. As a result, first-quarter volumes were driven by fourth-quarter 2008 housing starts. Fourth-quarter 2008 U.S. housing starts were 44 percent lower than those in the fourth quarter of 2007 according to data reported by the U.S. Census Bureau.

The Insulation business includes a diversified portfolio that softened the impact of the U.S. housing decline on sales. This portfolio includes a geographic mix with Canada, Asia-Pacific and Latin America as well as a market mix that includes commercial, industrial and other non-residential markets. These markets also exhibited weakness.

EBIT

EBIT improved in the first quarter of 2009 to $53 million compared with a loss of $4 million during the same period in 2008 as a result of significant EBIT margin improvements in the Roofing business, which were partially offset by EBIT margin declines in the Insulation business. The Roofing EBIT margin increase was driven by gross margin improvements that began in the second quarter of 2008. These gross margin improvements included selling price increases that outpaced inflation and productivity gains achieved primarily through efficiencies in the use of raw materials. The declines in Insulation EBIT were substantially driven by lower sales volumes, including the impact of underutilization of production capacity.

4

In response to the continued weak U.S. housing market, actions were taken across all of the Building Materials businesses throughout 2008 and into the first quarter of 2009 to reduce production capacity and to align the cost structure with market demand.

Conference Call and Presentation

Thursday, April 30, 2009

11 a.m. ET

All Callers

Live dial-in telephone number: 1-866-730-5771 or 1-857-350-1595

(Please dial in 10 minutes before conference call start time)

Passcode: 82747894

Presentation

To view the slide presentation during the conference call, please log on to the live webcast at www.owenscorning.com/investors.

A telephone replay will be available through May 7, 2009, at 1-888-286-8010 or 1-617-801-6888. Passcode: 33203476. A replay of the webcast will also be available at www.owenscorning.com/investors.

About Owens Corning

Owens Corning (NYSE: OC) is a leading global producer of residential and commercial building materials, glass fiber reinforcements and engineered materials for composite systems. A Fortune 500 Company for 55 consecutive years, Owens Corning is committed to driving sustainability through delivering solutions, transforming markets and enhancing lives. Founded in 1938, Owens Corning is a market-leading innovator of glass-fiber technology with sales of $6 billion in 2008 and about 16,500 employees in 30 countries on five continents. Additional information is available at www.owenscorning.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected in these statements. Such factors include, without limitation: economic and political conditions, including new legislation or other governmental actions; levels of residential and commercial construction activity; competitive factors; pricing pressures; weather conditions; our level of indebtedness; industry and economic conditions that adversely affect the market and operating conditions of our customers, suppliers or lenders; availability and cost of energy and materials; availability and cost of credit; interest rate movements; issues involving implementation of acquisitions, divestitures and joint ventures; our ability to use our net operating loss carryforwards; achievement of expected synergies, cost reductions and/or productivity improvements; issues involving implementation of new business systems; foreign exchange fluctuations; the success of research and development activities; difficulties in managing production capacity; labor disputes; and factors detailed from time to time in the Company’s Securities and Exchange Commission filings. The information in this news release speaks as of the date April 30, 2009, and is subject to change. The Company does not undertake any duty to update or revise forward-looking statements. Any distribution of this news release after that date is not intended and will not be construed as updating or confirming such information.

###

5

Table 1

Owens Corning and Subsidiaries

Consolidated Statements of Earnings (Loss)

(unaudited)

(in millions, except per share data)

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2008
NET SALES	$1,074	$1,353
COST OF SALES	916	1,159

Gross margin	158	194
OPERATING EXPENSES
Marketing and administrative expenses	124	142
Science and technology expenses	15	19
Charges related to cost reduction actions	22	2
Employee emergence equity program expense	6	7
Other	9	3

Total operating expenses	176	173

EARNINGS (LOSS) BEFORE INTEREST AND TAXES	(18)	21
Interest expense, net	25	32

LOSS BEFORE TAXES	(43)	(11)
Income tax expense (benefit)	(14)	2

LOSS BEFORE EQUITY IN NET EARNINGS (LOSS) OF AFFILIATES	(29)	(13)
Equity in net earnings (loss) of affiliates	1	—

NET LOSS	(28)	(13)

Less: Net earnings attributable to the noncontrolling interest	—	—

NET LOSS ATTRIBUTABLE TO OWENS CORNING	$(28)	$(13)

BASIC LOSS PER COMMON SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS	$(0.23)	$(0.10)
DILUTED LOSS PER COMMON SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS	$(0.23)	$(0.10)
WEIGHTED AVERAGE COMMON SHARES
Basic	124.3	128.8
Diluted	124.3	128.8

Owens Corning adopted SFAS No. 160, “Noncontrolling Interest in Consolidated Financial Statements,” effective January 1, 2009, which, among other things, changed the presentation format and certain captions of the Consolidated Statements of Earnings (Loss) and Consolidated Balance Sheets. Owens Corning uses the captions recommended by this standard in its Consolidated Financial Statements such as Net loss attributable to Owens Corning and Diluted loss per common share attributable to Owens Corning common stockholders. However, in the preceding release Owens Corning has shortened this language to Net loss and Loss per share (or a slight variation thereof), respectively.

Table 2

Owens Corning and Subsidiaries

EBIT Reconciliation Schedules

(unaudited)

(in millions)

For purposes of internal review of Owens Corning’s year-over-year operational performance, management excludes from net loss certain items it believes are not the result of current operations. Additionally, management views net precious metal lease expense as a financing item included in net interest expense rather than as a product cost included in cost of sales. The adjusted financial measures resulting from these adjustments are used internally by Owens Corning for various purposes, including reporting results of operations to the Board of Directors, analysis of performance and related employee compensation measures. Although management believes that these adjustments result in a measure that provides it a useful representation of its operational performance, the adjusted measures should not be considered in isolation or as a substitute for net loss as prepared in accordance with accounting principles generally accepted in the United States. These adjusting items and a reconciliation of net loss attributable to Owens Corning to adjusted earnings (loss) before interest and taxes are shown in the tables below.

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2008
ADJUSTING ITEMS
Net precious metal lease expense	$(1)	$(4)
Charges related to cost reduction actions and related items	(30)	(2)
Acquisition integration and transaction costs	(6)	(12)
Employee emergence equity program expense	(6)	(7)
Asset impairments	—	(10)
Other	(7)	—

Total adjusting items	$(50)	$(35)

RECONCILIATION TO ADJUSTED EARNINGS BEFORE INTEREST AND TAXES

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2008
NET LOSS ATTRIBUTABLE TO OWENS CORNING	$(28)	$(13)
Less: Net earnings attributable to the noncontroling interest	—	—

NET LOSS	(28)	(13)
Equity in net earnings (loss) of affiliates	1	—

LOSS BEFORE EQUITY IN NET EARNINGS (LOSS) OF AFFILIATES	(29)	(13)
Income tax expense (benefit)	(14)	2

LOSS BEFORE TAXES	(43)	(11)
Interest expense, net	25	32

EARNINGS (LOSS) BEFORE INTEREST AND TAXES	(18)	21
Total adjustments to remove comparability items	(50)	(35)

ADJUSTED EARNINGS BEFORE INTEREST AND TAXES	$32	$56

Table 3

Owens Corning and Subsidiaries

EPS Reconciliation Schedules

(unaudited)

(in millions, except per share data)

For purposes of internal review of Owens Corning’s year-over-year operational performance, management excludes from net loss certain items it believes are not the result of current operations. Additionally, management views net precious metal lease expense as a financing item included in net interest expense rather than as a product cost included in cost of sales. The adjusted financial measures resulting from these adjustments are used internally by Owens Corning for various purposes, including reporting results of operations to the Board of Directors, analysis of performance and related employee compensation measures. Although management believes that these adjustments result in a measure that provides it a useful representation of its operational performance, the adjusted measures should not be considered in isolation or as a substitute for net loss as prepared in accordance with accounting principles generally accepted in the United States. A reconciliation from net loss to adjusted earnings, a reconciliation from diluted loss per share to adjusted diluted earnings per share and a reconciliation from weighted-average shares outstanding used for diluted earnings per share to adjusted diluted shares outstanding are shown in the tables below.

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2008
RECONCILIATION TO ADJUSTED EARNINGS

Net Loss	$(28)	$(13)
Adjustment to remove adjusting items	50	35
Adjustment to classify net precious metal lease expense as interest	(1)	(4)
Adjustment to tax expense to reflect an expected long-term rate of 25%*	(16)	(3)

ADJUSTED EARNINGS	$5	$15

RECONCILIATION TO ADJUSTED DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS
DILUTED LOSS PER COMMON SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS	$(0.23)	$(0.10)
Adjustment to remove adjusting items	0.41	0.26
Adjustment to classify net precious metal lease expense as interest	(0.01)	(0.03)
Adjustment to tax expense to reflect an expected long-term rate of 25%*	(0.13)	(0.02)

ADJUSTED DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS	$0.04	$0.11

RECONCILIATION TO ADJUSTED DILUTED SHARES OUTSTANDING
Weighted-average shares outstanding used for diluted earnings per share	124.3	128.8
Non-vested restricted shares	1.0	0.4
Shares related to employee emergence program	0.9	1.8

Adjusted diluted shares outstanding **	126.2	131.0

*	The company estimates a long-term sustainable effective tax rate of 25% based upon the projected blend of its U.S. and non-U.S. operations.
**	The non-vested restricted shares were excluded from the reported weighted-average shares outstanding due to their anti-dilutive effect. The adjusted diluted shares outstanding need to be adjusted include the dilutive effect of the non-vested restricted shares, as adjusted earnings are positive. In addition, the employee emergence shares are reflected as outstanding because the employee emergence equity expense has been removed from adjusted earnings.

Table 4

Owens Corning and Subsidiaries

Consolidated Balance Sheets

(unaudited)

(in millions)

	March 31, 2009	December 31, 2008
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$90	$236
Receivables, less allowances of $21 in at March 31, 2009 and $21 at December 31, 2008	673	576
Inventories	928	899
Restricted cash – disputed distribution reserve	31	31
Assets held for sale – current	11	13
Other current assets	95	102

Total current assets	1,828	1,857
Property, plant and equipment, net	2,750	2,819
Goodwill	1,124	1,124
Intangible assets	1,184	1,190
Deferred income taxes	36	42
Assets held for sale – non-current	—	3
Other non-current assets	183	187

TOTAL ASSETS	$7,105	$7,222

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$899	$1,112
Accrued interest	29	9
Short-term debt	18	30
Long-term debt – current portion	14	16
Liabilities held for sale – current	3	8

Total current liabilities	963	1,175
Long-term debt, net of current portion	2,366	2,172
Pension plan liability	297	308
Other employee benefits liability	269	270
Deferred income taxes	390	400
Other liabilities	117	117
Commitments and contingencies
OWENS CORNING STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.01 per share (a)	—	—
Common stock, par value $0.01 per share (b)	1	1
Additional paid in capital	3,832	3,824
Accumulated deficit	(831)	(803)
Accumulated other comprehensive deficit	(238)	(183)
Cost of common stock in treasury (c)	(101)	(101)

Total Owens Corning stockholders’ equity	2,663	2,738
Noncontrolling interest	40	42

Total equity	2,703	2,780

TOTAL LIABILITIES AND EQUITY	$7,105	$7,222

(a)	10 shares authorized; none issued or outstanding at March 31, 2009 and December 31, 2008 respectively
(b)	400 shares authorized; 132.6 issued and 127.9 outstanding at March 31, 2009 and 131.7 issued and 127.0 outstanding at December 31, 2008
(c)	4.7 shares at March 31, 2009 and December 31, 2008, respectively

Table 5

Owens Corning and Subsidiaries

Consolidated Statements of Cash Flows

(unaudited)

(in millions)

	Three Month Ended March 31, 2009	Three Month Ended March 31, 2008
NET CASH FLOW USED FOR OPERATING ACTIVITIES
Net loss	$(28)	$(13)
Adjustments to reconcile net earnings to cash used for operating activities:
Depreciation and amortization	84	77
Impairment of long-term assets	2	10
Deferred income taxes	(5)	(10)
Provision for pension and other employee benefits liabilities	6	11
Employee emergence equity program expense	6	7
Stock-based compensation expense	1	5
Payments related to Chapter 11 filings	—	(1)
Increase in receivables	(121)	(65)
Increase in inventories	(34)	(59)
(Increase) decrease in prepaid assets	2	(7)
Decrease in accounts payable and accrued liabilities	(170)	(48)
Pension fund contribution	(12)	(24)
Payments for other employee benefits liabilities	(6)	(8)
Other	(13)	18

Net cash flow used for operating activities	(288)	(107)

NET CASH FLOW USED FOR INVESTING ACTIVITIES
Additions to plant and equipment	(40)	(52)
Proceeds from the sale of assets or affiliates	3	2

Net cash flow used for investing activities	(37)	(50)

NET CASH FLOW PROVIDED BY FINANCING ACTIVITIES
Proceeds from long-term debt	1	12
Payments on long-term debt	(5)	(2)
Proceeds from revolving credit facility	226	175
Payments on revolving credit facility	(30)	(40)
Net decrease in short-term debt	(11)	(17)

Net cash flow provided by financing activities	181	128

Effect of exchange rate changes on cash	(2)	12

NET DECREASE IN CASH AND CASH EQUIVALENTS	(146)	(17)
Cash and cash equivalents at beginning of period	236	135

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$90	$118

Table 6

Owens Corning and Subsidiaries

Segment Data and Additional Business Information

(unaudited)

(in millions)

Segment Data	Three Months Ended March 31, 2009	Three Months Ended March 31, 2008
NET SALES
Reportable Segments
Composite	$345	$666
Building Materials	766	729

Total reportable segments	1,111	1,395
Corporate Eliminations	(37)	(42)

Consolidated net sales	$1,074	$1,353

EARNINGS (LOSS) BEFORE INTEREST AND TAXES
Reportable Segments
Composite	$(18)	$64
Building Materials	53	(4)

Total reportable segments	$35	$60

RECONCILIATION TO CONSOLIDATED EARNINGS (LOSS) BEFORE INTEREST AND TAXES
Net precious metal lease expense	$(1)	$(4)
Charges related to cost reduction actions and related items	(30)	(2)
Acquisition integration and transaction costs	(6)	(12)
Employee emergence equity program expense	(6)	(7)
Asset impairments	—	(10)
Other	(7)	—
General corporate expense	(3)	(4)

CONSOLIDATED EARNINGS (LOSS) BEFORE INTEREST AND TAXES	$(18)	$21

Additional Business Information	Three Months Ended March 31, 2009	Three Months Ended March 31, 2008
NET SALES
Insulation	$282	$373
Roofing	457	306
Other	30	53
Eliminations	(3)	(3)

Building Materials Segment	$766	$729

EARNINGS (LOSS) BEFORE INTEREST AND TAXES
Insulation	$(39)	$16
Roofing	99	(17)
Other	(7)	(3)
Eliminations	—	—

Building Materials Segment	$53	$(4)